EXHIBIT 99.1

SHIRE PLC

RULES OF THE
2007 SHIRE PLC EMPLOYEE STOCK PURCHASE PLAN

Shareholders’ Approval:	20 June 2007
Expiry Date:	19 June 2017

One Silk Street London EC2V 8HQ	1345 Avenue of the Americas New York, NY 10105 United States

Telephone (44-20) 7456 2000	Telephone (1) 212 903 9000
Facsimile (44-20) 7456 2222	Facsimile (1) 212 903 9100

Ref: 01/145/J Cooper/H Schmid/R Berglund

Table of Contents

Contents		Page

1	Purpose	1

2	Meaning of Words Used	1

3	Eligibility	3

4	Invitations	3

5	Applying to join the Plan	4

6	Purchase Price	5

7	Option Grant	5

8	Shares Available for the Plan	6

9	Scaling Down	6

10	Payroll Deductions	7

11	Leaving the Company	8

12	Option Exercise	8

13	Acquisition of Shares	10

14	Corporate Events	10

15	General	12

16	Administration	15

17	Changing the Plan and Termination	16

18	Overseas participants	16

19	Governing Law onerous	17

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i

2007 Shire plc Employee Stock Purchase Plan

1	Purpose

1.1	Introduction of the Plan

The purpose of the Plan is to provide employees of Participating Companies with the opportunity to acquire Shares or an interest in Shares in the Company.

Employees who participate in the Plan are given a right, called an Option, to buy Shares at the end of the specified Purchase Period.

1.2	US qualifying Plan

The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. The provisions of the Plan will be construed so as to extend and limit participation in a manner consistent with that section of the Code.

1.3	Other similar plans

The Company may establish similar plans for operation in other countries as set out in Rule 18 (Overseas Plans) and the shareholders’ resolution at the Annual General Meeting on 20 June 2007. The Sub-Plans may be scheduled to the rules of this Plan or set out in separate documents. The Plan is, however, a separate and independent plan from the Sub-Plans.

1.4	Shares for the Plan and Sub-Plans

The number of Shares authorised to be issued under the Plan in Rule 8 (Shares available for the Plan) applies in total to both the Plan and any Sub-Plans. The Committee will determine, at its discretion, the method for allocating the Shares under the Plan and the Sub-Plans without shareholder approval.

2	Meaning of Words Used

2.1	In these Rules:

“Board” means the Board of Directors of the Company or, where appropriate, a duly authorised committee of it.

“Business Day” means any day on which the London Stock Exchange or the NASDAQ are open for the transaction of business.

“Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation (including proposed regulation) include any successor provisions or regulations.

“Committee” means the Remuneration Committee of the Board or such other committee selected by the Board to administer the Plan.

“Company” means Shire plc, a public limited company organised under the laws of England and Wales with registered number 5492592.

“Contribution” means the amount of after-tax payroll deduction an employee has agreed as set out in the application for an Option.

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“Dealing Restrictions” means restrictions imposed by statute, order, regulation or Government directive, or by any code adopted by the Company based on the Model Code on directors' dealings in securities, as set out in the United Kingdom Listing Authority Listing Rules, or any US or other regulatory requirement restricting dealings in Shares.

“Eligible Employee” means an employee who meets the requirements specified in the invitation to participate in the Offering and also in Rule 3 (Eligibility).

“Exercise Date” means the end of the Purchase Period (as specified by the Committee in the invitation) at which time the Option granted under the Plan may be exercised and Shares acquired on behalf of the Participant.

“Grant Date” means a date selected by the Committee for an Offering to commence.

“Offering” means the grant of Options to acquire Shares under the Plan to Eligible Employees.

“Official List” means the list maintained by the Financial Services Authority for the purpose of section 74(1) of the Financial Services and Markets Act 2000.

“Option” means a right to acquire Shares granted under the Plan.

“Parent” means a corporation which is a “parent corporation” of the Company within the meaning of Section 424(e) of the Code.

“Participant” means a person holding an Option including Representatives.

“Participating Companies” means:

(i)	any Subsidiary organised under the laws of any state of the United States of America, unless the Committee has determined a Subsidiary is not designated to participate in the Plan; and

(ii)	any other Subsidiary designated by the Committee to participate in the Plan (as long as it is not participating in any Sub-Plan).

“Plan” means this plan known as The 2007 Shire plc Employee Stock Purchase Plan.

“Purchase Period” means a period of time specified in the invitation within an Offering, beginning on the Grant Date and ending on the Exercise Date, or such earlier date as may be established under Rule 11 (Leaving the Company).

“Purchase Price” means the amount payable for each Share on the exercise of an Option calculated as described in Rule 6 (Purchase Price).

“Representative” means the person entitled to acquire, or direct the acquisition of, the Options under the Participant’s will or the laws of intestate succession.

“Rules” means the rules of the Plan as changed from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means an Ordinary Share of the Company or any American Depositary Share or American Depositary Receipt (ADR) representing Ordinary Shares.

“Sub-Plan” means any employee share purchase plan established in accordance with Rule 18 (Overseas Plans).

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“Subsidiary” means a corporation which is a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

2.2	Headings

Headings will be ignored in construing these Rules.

3	Eligibility

3.1	Eligible Employees

A person will be eligible to participate if s/he:

3.1.1	is employed for the purposes of Section 423(b)(4) of the Code by a Participating Company, including officers and directors, on the Grant Date;

3.1.2	has such qualifying period (if any) of continuous service (not exceeding two years prior to the Grant Date) as the Committee may from time to time determine.

3.2	Restrictions on eligibility

A person will not be eligible for the grant of any Options if, immediately after the grant of an Option, the person owns stock possessing 5 per cent. or more of the total combined voting power or value of all classes of shares of the Company or any Subsidiary. For the purpose of this Rule 3.2, the rules of Section 424(d) of the Code apply in determining the share ownership of any employee and the Shares which s/he may acquire under all outstanding Options. Options will be treated as stock owned by the person.

4	Invitations

4.1	Operation

The Committee has discretion to decide whether the Plan will be operated. When the Committee operates the Plan it must invite all Eligible Employees to apply to participate.

4.2	Time when invitations may be made

4.2.1	Invitations may be made at any such time as the Committee determines but having regard to Dealing Restrictions.

4.2.2	If the Committee cannot make the invitation due to Dealing Restrictions, the Committee may make the invitations at any time after the lifting of such restrictions.

4.2.3	Invitations may not be made after 19 June 2017.

4.3	Form of invitation

The invitation will specify:

4.3.1	the Grant Date;

4.3.2	the requirements a person must satisfy in order to be eligible to participate;

4.3.3	the Purchase Price or how it is to be calculated;

4.3.4	the length of the Offering, which must not exceed 27 months beginning with the Grant Date;

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4.3.5	how applications must be submitted and the closing date for applying to join the Offering;

4.3.6	the maximum number, if any, of Shares over which Options may be granted:

(i)	individually;

(ii)	for the Offering;

(iii)	taken in conjunction with Offerings under the Sub-Plans; or

(iv)	for a specific Purchase Period;

4.3.7	the maximum and minimum permitted Contribution which can be specified in a currency or as a percentage of the Participant’s compensation;

4.3.8	when and how frequently the payroll deductions will be made;

4.3.9	the Exercise Date at the end of the Offering when the Shares will be acquired; and

4.3.10	any other terms, consistent with the Rules.

The invitation and Offering must comply with the requirements of Section 423(b)(5) of the Code so that all employees participating in the Plan have the same rights and privileges.

4.4	Limit on participation

4.4.1
No person may be granted an Option which permits his/her rights to purchase Shares under all plans of the Company, any Subsidiary or Parent of the Company that are qualified under Section 423 of the Code to exceed US$25,000 of the fair market value of such Shares, determined at the time the right was granted for each calendar year in which such Option is outstanding at any time.

4.4.2	To the extent necessary to comply with this requirement, the Committee may:

(i)	cause a Participant’s Contributions to be decreased in respect of any Offering; or

(ii)	take other actions it considers necessary to ensure compliance with Section 423 of the Code.

5	Applying to join the Plan

5.1	Form of application

An application for an Option will be made in writing, or electronically, in a form specified by the Committee and will require the Eligible Employee to state:

5.1.1	the Contribution s/he wishes to make;

5.1.2
that his/her proposed Contribution, when added to any contributions s/he makes under any other stock purchase plans of the Company, its Subsidiaries or its Parent, will not exceed the maximum permitted under Section 423 of the Code.

An application must be in the form determined by the Committee and any application that is improperly completed or late may be rejected.

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5.2	Successive Offerings

The application may allow the Participant to request that the Participant wishes to participate in successive Offerings if they are made available by the Company.

5.3	Incorporation of terms

The terms of each Offering will include, through incorporation by reference, the provisions of this Plan.

6	Purchase Price

6.1	Setting the price

The Committee will determine the Purchase Price at the beginning of the Offering. The Purchase Price must not be less than 85 per cent. of the Fair Market Value of a Share at the start or the end of the Purchase Period, whichever is lower.

However, if the Shares are to be subscribed, the Purchase Price must not be less than the nominal value of a Share.

6.2	Fair Market Value

“Fair Market Value” on any particular day means the closing middle market quotation for a Share as derived from the Daily Official List of the London Stock Exchange, or in the case of ADRs, the NASDAQ.

If no quotation is reported for a particular date, “Fair Market Value” will be the closing middle market quotation for a Share on the closest preceding Business Day for which such quotation is provided unless otherwise determined by the Committee. If the Shares are listed on any established stock exchange of a national market system (but they are not listed on the London Stock Exchange, or in the case of ADRs, the NASDAQ), their “Fair Market Value” shall be the closing selling price for the Shares, as quoted on such exchange (or the exchange with the greatest volume of trading in Shares) or system on the date of such determination, as reported in the Wall Street Journal or such other source as the Committee deems reliable. If the Share is no longer listed on an established market, “Fair Market Value” of a Share will be determined in good faith by the Committee.

7	Option Grant

7.1	Grant

Unless there has been scaling down as described in Rule 9 (Scaling Down), or the Committee decides not to proceed with an Offering, for example, because there are not enough Shares, the Committee must grant to each Eligible Employee who has submitted and not withdrawn a valid application an Option to acquire, at the Purchase Price, the number of Shares for which the Eligible Employee has applied (or is deemed to have applied) based on the amount of the Contributions s/he will make during the Offering.

The Committee will not grant an Option to anyone who is not an Eligible Employee on the Grant Date. If it tries to do so, the grant will be void.

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7.2	Correction

Any grant in excess of the limit in Rule 8 (Shares Available for the Plan) or Rule 4.4.1 (Limit on participation) will take effect as a grant of an Option which would not exceed those limits.

7.3	Granted for free

A Participant is not required to pay for the grant of any Option.

7.4	Transferability

Options are not transferable by the Participant otherwise than by will or the laws of descent and distribution, and shall only be exercisable during the Participant’s lifetime by the Participant.

8	Shares Available for the Plan

8.1	Limit required by IRS rules

Shares that may be issued or sold pursuant to Options granted under the Plan and any Sub-Plan shall not exceed in the aggregate 10 million (10,000,000) Ordinary Shares of the Company (including the number of Ordinary Shares represented by American Depositary Receipts). This number is subject to the provisions of Rule 14.5 (Change in the share capital of the Company) relating to adjustments upon changes in capitalisation.

8.2	10 per cent. in 10-year limit

The number of Shares which may be allocated under the Plan and any Sub-Plan on any day must not exceed 10 per cent. of the share capital of the Company in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Plan or any Sub-Plan or any other employee share plan operated by the Company.

“Allocate” means the issuing of Shares (including the issue to an employee benefit trust and the issue of treasury shares) pursuant to an Option or any right to acquire unissued Shares under the Plan, any Sub-Plans or other employee share plans operated by the Company from time to time .

8.3	Exclusions

Where the right to acquire Shares is released or lapses without being exercised these Shares are ignored when calculating the limits in this Rule 8.

8.4	Types of Shares

The Shares subject to the Plan may be Shares that have been authorised but unissued, Shares that have been bought, or treasury shares.

9	Scaling Down

9.1	Method

If valid applications are received for a total number of Shares in excess of any maximum number specified in the invitation under Rule 4.3 (Form of invitation) or any limit under

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Rule 8 (Shares available for the Plan) the Committee will scale down applications by choosing one or more of the following methods:

9.1.1	reducing the proposed Contributions by the same proportion to an amount not less than the minimum specified in the invitation; or

9.1.2	reducing the proposed Contributions to a maximum amount chosen by the Committee, which must not be less than the minimum specified in the invitation; or

9.1.3	using other methods, but these must treat Eligible Employees fairly.

9.2	Insufficient Shares

If, having scaled down as described in Rule 9.1 (Method), the number of Shares available is insufficient to enable Options to be granted to all Eligible Employees making valid applications, the Committee may decide not to grant any Options.

10	Payroll Deductions

10.1	Start and end

The Contributions will be deducted from payroll starting in the month after the Grant Date and will end on the last payroll date prior to the Exercise Date (unless terminated early in accordance with these Rules) or such other dates as the Committee may decide. All payroll deductions are made on an after-tax basis.

10.2	The account

The Contributions will be credited to a bookkeeping account for the Participant and may be deposited with the general funds of the Company or in an account with a custodian designated by the Committee. If the money is deposited in an interest bearing account, interest may be credited to the Participant’s account under the Plan at the rate credited from time to time by the bank in which the funds are deposited or such other rate as determined by the Committee.

10.3	Withdrawal from an Offering

A Participant may withdraw from an Offering at any time prior to the Exercise Date by notifying the Company in the form and manner designated. All of the Participant’s Contributions credited to his/her account will be paid to him/her no later than [60] days after receipt of his/her notice of withdrawal and his/her Option for the current Offering will be automatically terminated. No further Contributions for the purchase of Shares will be permitted or made during the Offering. A Participant’s withdrawal from an Offering will not have any effect upon his/her eligibility to participate in a succeeding Offering or in any similar plan that may be operated by the Company.

10.4	Continued participation

If so specified on the application, the Participant will continue to participate in successive Offerings unless terminated as provided in this Rule 10.

10.5	Next Offering

During an Offering, a Participant may increase or decrease the rate of his/her Contributions for the next succeeding Offering, by completing or filing with the Company a

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new application, at least five business days prior to the beginning of the next succeeding Offering, authorising a change in the Contribution.

10.6	Compliance with Section 423

A Participant’s Contributions will be decreased to zero at any time, to the extent necessary to comply with Section 423(b)(8) of the Code and Rule 4.4 (Limit on participation).

10.7	Approved leave of absence

During an approved leave of absence, a Participant may continue to participate in the Plan but may:

10.7.1	elect to suspend Contributions during such leave period by delivering a suspension notice to the Company, in such form as the Company may require; and

10.7.2	elect to make up any missed Contributions by delivering the applicable amount in cash to the Company, in accordance with such procedures as the Company may establish.

For the purposes of this Rule 10.7, “approved leave of absence” means an employee’s leave of absence (which includes military leave, maternity leave or sick leave) with the prior approval of an authorised person of his/her employer during which period the employee’s employment relationship is treated as continuing for the purposes of the Plan. However, if the period of leave exceeds 90 days and the individual’s right to re-employment is not guaranteed either by statute or by contract, the employment relationship is deemed to terminate for the purposes of the Plan on the first day immediately following such 90-day period.

11	Leaving the Company

Unless a Participant dies, an Option lapses immediately if a Participant ceases to be employed by a Participating Company (for example, s/he resigns). The Contributions credited to his/her account and any interest will be returned to him/her, and his/her Option will be automatically terminated.

If a Participant dies, unless his/her Representative withdraws the Contributions as described in Rule 10.3, the Committee will determine whether his/her Option will be exercised or his/her Contributions will be returned to his/her Representative. If the Committee determines that the Option will be exercised, the Option will be exercised on the earlier of the Exercise Date or the 90th day after the Participant died. The maximum number of shares that may be acquired will be purchased at the Purchase Price with the accumulated Contributions at the date of death.

12	Option Exercise

12.1	Exercise

Unless a Participant withdraws from the Plan as provided in Rule 10.3 (Withdrawal from an Offering) his/her Option will be exercised automatically on each Exercise Date, and the maximum number of whole Shares subject to the Option will be purchased at the applicable Purchase Price with the accumulated Contributions in his/her account. The Option cannot be exercised in part. Any surplus in the account which is insufficient to purchase a whole Share will be cashed out or carried forward pursuant to rules established

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from time to time. However, there are some conditions and some exceptions to this general rule on exercise; these are set out in Rules 12.2 (Contributions) and 12.3 (Registration compliance).

12.2	Contributions

A Participant may exercise his/her Option only using funds equal to or less than the Contributions for the applicable Offering unless permitted under Rule 10.7.2 (Approved leave of absence). A Participant can only use Contributions made before the Exercise Date of the Option.

12.3	Registration compliance

No Option may be exercised unless the Shares to be issued or transferred upon exercise are covered by an effective registration statement pursuant to the Securities Act or are eligible for an exemption from the registration requirements, and the Plan is in material compliance with all applicable federal, state, foreign and other securities and other laws applicable to the Plan.

If on an Exercise Date during any Offering the Shares are not registered or exempted or the Plan is not in such compliance, no Options granted under the Plan or any Offering shall be exercised on the Exercise Date. The Exercise Date will be delayed until the Shares are subject to such an effective registration statement or exempted, and the Plan is in such compliance. The Exercise Date will in no event be more than 27 months from the Grant Date.

If, on the Exercise Date under any Offering, as delayed to the maximum extent permissible, the Shares are not registered or exempt and the Plan is not in such compliance, no Options will be exercised, and all Contributions accumulated during the Offering (reduced to the extent, if any, such deductions have been used to acquire Shares) will be distributed to the Participants with any interest.

12.4	Lapse

An Option will lapse on the earliest of the dates specified below, unless Rule 14 (Corporate Events) applies:

12.4.1	the date on which the person ceases to be an employee of a Participating Company;

12.4.2	the date on which the Participant gives notice under Rule 10.3 (Withdrawal from an Offering) that s/he intends to withdraw from the Plan;

12.4.3	the date on which the Participant stops making Contributions;

12.4.4	the date on which the employee is adjudicated bankrupt; and

12.4.5	the date at the end of any period set out in Rule 14.1 (Takeover or merger of the Company) (if applicable).

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13	Acquisition of Shares

13.1	Issue or transfer

Subject to Rule 13.3 (Consents):

13.1.1	Shares to be issued following the exercise of an Option must be issued within 30 days of the date of exercise; and

13.1.2	if Shares are to be transferred following the exercise of an Option, the Committee must procure this transfer within 30 days of the date of exercise.

The Shares may be issued or transferred to a custodian on behalf of the Participant.

13.2	Rights

13.2.1
Shares issued on exercise of an Option rank equally in all respects with the Shares in issue on the date of allotment. They do not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment.

13.2.2
Where Shares are to be transferred on the exercise of an Option, Participants are entitled to all rights attaching to the Shares by reference to a record date after the transfer date. They are not entitled to any rights before that date.

13.3	Consents

All allotments, issues and transfers of Shares are subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Participant is responsible for complying with any requirements to obtain or avoid the need for any such consent.

13.4	Articles of Association

Any Shares acquired on the exercise of Options are subject to the Articles of Association of the Company from time to time in force.

13.5	Listing

If and so long as the Shares are listed on the Official List or on any other stock exchange where Shares are traded, the Company must apply for listing of any Shares issued pursuant to the Plan as soon as practicable after their allotment.

13.6	Stamp duty

The Company or, where the Committee directs, any Subsidiary will pay the stamp duty or SDRT on behalf of the Participants in respect of any transfer of Shares on exercise.

14	Corporate Events

14.1	Takeover or merger of the Company

Upon the occurrence of a Change in Control (as defined below), notwithstanding that an Exercise Date of an Offering may not have occurred, the Committee may, in their discretion decide that:

14.1.1	all outstanding Options shall be exercised immediately prior to and conditional upon such Change in Control;

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14.1.2	the outstanding Options may be exchanged in accordance with Rule 14.3 (Option exchange) below; or

14.1.3	the Participant’s accumulated Contributions and any interest (if applicable) will be returned to the Participant and the Options will be cancelled.

14.2	Reorganisations

If:

14.2.1
the shareholders of the Acquiring Company, immediately after it has obtained Control of the Company, are substantially the same as the shareholders of the Company immediately before then or the obtaining of Control amounts to a merger with the Company; and

14.2.2	the Acquiring Company agrees to the exchange of Options,

Options will not be automatically exercised immediately prior to such Change in Control, but will be exchanged for Options over Shares in the Acquiring Company in accordance with Rule 14.3 (Options exchange).

In the event of any capitalisation, consolidation, sub-division or reduction of the share capital of the Company and in respect of any discount element in any rights issue or other variation in the share capital of the Company such that an adjustment is required in order to preserve or prevent an enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Committee shall, in its sole discretion, and in such manner as the Committee may deem equitable, adjust any or all of (1) the Plan and any Sub-Plans, (2) the number and class of Shares subject to outstanding Offerings and (3) the Options with respect to any of the foregoing and/or, if deemed appropriate, make provision for a cash payment to a person who has outstanding Options; provided, however, that the number of Shares subject to any such Options shall always be a whole number.

14.3	Option exchange

Where an Option is to be exchanged, the Participant will be granted a new Option to replace it on the following terms:

14.3.1	the new Option will be equivalent to the original Option;

14.3.2	the new Option will be treated as having been acquired at the same time as the original Option and be exercisable in the same manner and at the same time;

14.3.3	the new Option will be subject to the Rules as they last had effect in relation to the original Option;

14.3.4
with effect from the exchange, the Rules will be construed in relation to the new Option as if references to Shares were references to the shares over which the new Option is granted and references to the Company were references to the body corporate determined by the Committee;

14.3.5	apart from the grant of the new Option under an exchange, the Acquiring Company must not grant Options under the Plan; and

14.3.6	the new Option will be compliant with the applicable requirements under Sections 423 and 424 of the Code.

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14.4	Voluntary winding-up

If the Company passes a resolution for its voluntary winding-up, any Offerings shall terminate and Options may be exercised within six months after the date of the resolution (unless exchanged under Rule 14.3 (Option exchange)). However, the issue of Shares after such exercise has to be authorised by the liquidator or the court (if appropriate) and the Participant must apply for this authority and pay his/her application cost. Any Option not exercised during that period will lapse at the end of the period.

14.5	Change in the share capital of the Company

If there is a variation in the equity share capital of the Company, including capitalisation or rights issue, sub-division, consolidation or reduction of share capital, the Committee may adjust the number of Shares in each Option and the Purchase Price in any way it considers appropriate and this may include retrospective adjustments. The adjusted total Option price must be as near as possible to, and must not exceed, the expected Contribution at the Exercise Date. The Option may not be adjusted to less than nominal value. Adjustments may only be made if consistent with the applicable rules under Sections 423 and 424 of the Code.

The Company may notify the Participant of any adjustment made under this Rule 14.5.

14.6	Terms used

For the purpose of this Rule:

“Acquiring Company” means a person who obtains control of the Company.

“Change in Control” means any person or entity obtaining Control of the Company as a result of:

14.6.1
making a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied, the person making the offer will have Control of the Company; or

14.6.2	making a general offer to acquire all the Shares.

A person shall be deemed to have obtained Control of the Company if s/he and others acting in concert with him/her have together obtained control of it.

15	General

15.1	Notices

15.1.1	Any notice or other document which has to be given to an Eligible Employee or Participant under or in connection with the Plan may be:

(i)	delivered or sent by post to him/her at his/her address according to the records of his/her employing company; or

(ii)	sent by e-mail or fax to any e-mail address or fax number which, according to the records of his/her employing company, is used by him/her,

or in either case such other address which the Company considers appropriate.

15.1.2	Any notice or other document which has to be given to the Company or other appointed agent under or in connection with the Plan may be delivered or sent by

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post to it at its respective registered office (or such other place as the Committee or appointed agent may from time to time decide and notify to Participants) or except for the exercise of Options under Rule 12 (Option exercise) sent by e-mail or fax to any e-mail address or fax number notified to the sender.

15.1.3	Notices sent by post will be deemed to have been given on the earlier of the date of actual receipt and the seventh day after the date of posting.

15.1.4	Notices sent by e-mail or fax, in the absence of evidence of non-delivery, will be deemed to have been received on the day after sending.

15.2	Documents sent to shareholders

The Company may send to Participants copies of any documents or notices normally sent to the holders of its Shares.

15.3	Costs

The Company will pay the costs of introducing and administering the Plan. The Company may require each other Participating Company to reimburse the Company for any costs incurred in connection with the grant of Options to, or exercise of Options by, employees of that Participating Company.

15.4	Terms of employment

15.4.1	For the purposes of this Rule 15.4, “Employee” means any employee of the Company or any Subsidiary or associated company of the Company.

15.4.2	This Rule 15.4 applies during an Employee’s employment and after the termination of an Employee’s employment, whether or not the termination is lawful.

15.4.3
Nothing in the Rules or the operation of the Plan forms part of the contract of employment of an Employee. The rights and obligations arising from the employment relationship between the Employee and the Company are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment.

15.4.4
No Employee has a right to participate in the Plan. Participation in the Plan or the grant of Options on a particular basis in any year does not create any right to or expectation of participation in the Plan or the grant of Options on the same basis, or at all, in any future year.

15.4.5	The terms of the Plan do not entitle the Employee to the exercise of any discretion in his/her favour.

15.4.6
No Employee will have a claim or right of action in respect of any decision, omission or discretion, not relating to a subsisting Option, which may operate to the disadvantage of the Employee even if it is unreasonable, irrational or might otherwise be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the Employee and his/her employer.

15.4.7	No Employee has any right to compensation for any loss in relation to the Plan, including any loss in relation to:

(i)	any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment);

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(ii)	any exercise of a discretion or a decision taken in relation to an Option or to the Plan, or any failure to exercise a discretion or take a decision; or

(iii)	the operation, suspension, termination or amendment of the Plan.

15.4.8
Participation in the Plan is permitted only on the basis that the Participant accepts all the provisions of the Rules, including this Rule 15.4. By participating in the Plan, an Employee waives all rights under the Plan, other than the right to exercise an Option subject to and in accordance with the express terms of the Rules in consideration for, and as a condition of, the grant of an Option under the Plan.

15.4.9
Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

15.4.10
Benefits under this Plan are not pensionable and shall not be taken into account for the purpose of determining any benefits under any benefit plan unless such plan (or arrangement) specifically provides otherwise.

15.5	Corporate actions

The existence of any Option shall not affect in any way the right or power of the Company or its shareholders to make or authorise any or all adjustments, recapitalisations, reorganisations or other changes in the Company’s capital structure or preferred or prior preference stocks ahead of or convertible into, or otherwise affecting, the Shares or the rights of them, or the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

15.6	Employee trust

The Company and any Subsidiary may provide money to the trustee of any trust or any other person to enable the trust or him/her to acquire Shares for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 153 of the Companies Act 1985.

15.7	Withholding

Unless the Participant discharges the liability him/herself, the Company, any employing company or the trustee of any employee benefit trust may withhold any amount and make any arrangements as it considers necessary to meet any liability of the Participant to taxation or social security contributions in respect of Options. These arrangements include the sale of any Shares on behalf of a Participant.

15.8	Data protection

By participating in the Plan the Participant consents to the holding and processing of personal data provided by the Participant to the Company, any Subsidiary or associated company trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

15.8.1	administering and maintaining Participant records;

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15.8.2	providing information to an associated company, trustees of any employee benefit trust, registrars, brokers, savings carriers or other third party administrators of the Plan;

15.8.3	providing information to future purchasers of the Company or the business in which the Participant works; and

15.8.4
transferring information about the Participant to a country or territory outside the European Economic Area that may not provide the same statutory protection for the information as the Participant’s home country.

15.9	Overseas legal compliance

If in the opinion of counsel for the Company, it is necessary or desirable in order to comply with applicable laws or regulations relating to securities or exchange control, the Company may:

15.9.1	require the Participant to provide confirmation of compliance with such local laws and regulations, without which the Option may lapse; and/or

15.9.2	upon the exercise of the Option, substitute cash equal to the value of any gain (less any tax and social security contributions) for any Shares.

16	Administration

16.1	Committee’s powers

The Committee will administer the Plan. Subject to the provisions of the Plan, the Committee has the power:

16.1.1	to determine when and how Options to acquire Shares will be granted and the provisions of each Offering of such Options;

16.1.2	to convert, when necessary, any value denominated in UK sterling and pence to an equivalent currency based on a currency exchange rate that it selects for such purpose;

16.1.3	to designate from time to time which Subsidiaries shall become Participating Companies;

16.1.4
to construe and interpret the Plan and Options granted under the Plan, and to establish, amend and revoke rules and regulations for the administration of the Plan. The Committee, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan; and

16.1.5
generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and other Participating Companies and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

16.2	Committee’s decision final and binding

All determinations of the Committee are final and binding on Employees, Participants and any other party claiming a right or a benefit under the Plan or in connection with any Offering.

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17	Changing the Plan and Termination

17.1	Changing the Plan

Except as described in the rest of this Rule 17, the Committee may at any time change the Plan in any way.

17.2	Shareholders’ approval

Except as described in Rule 17.3 (Minor amendments), the Company in general meeting must approve in advance by ordinary resolution any proposed change to the Rules to the advantage of present or future Participants which relates to the following:

17.2.1	the persons to whom Shares may be provided under the Plan;

17.2.2	the limitations on the number of Shares which may be issued under the Plan;

17.2.3	the maximum Contribution which may be made under the Plan;

17.2.4	the determination of Purchase Price;

17.2.5	any rights attaching to the Options and the Shares;

17.2.6	the rights of Participants in the event of a capitalisation issue, rights issue, sub-division or consolidation of shares or reduction or any other variation of capital of the Company; and

17.2.7	the terms of this Rule 17.

17.3	Minor amendments

The Committee need not obtain the approval of the Company in general meeting for any minor changes:

17.3.1	to benefit the administration of the Plan;

17.3.2	which are necessary or desirable in order to maintain the qualifying status under Section 423 of the Code or other tax legislation;

17.3.3	to comply with or take account of the provisions of any proposed or existing legislation;

17.3.4	to take account of any changes to the legislation; or

17.3.5	to obtain or maintain favourable tax exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Participant.

17.4	Notice

The Committee may give written notice of any changes made to any Participant affected.

17.5	Termination of the Plan

The Plan will terminate on 20 June 2017, but the Committee may terminate the Plan at any time before that date. However, Options granted before such termination will continue to be valid and exercisable as described in these Rules.

18	Overseas Participants

18.1	Establishing plans

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The Committee may establish plans to operate overseas either by scheduling Sub-Plans to the Plan, or adopting separate plans in accordance with the authority given by shareholders. This includes:

18.1.1	designating from time to time which Subsidiaries of the Company will participate in a particular Sub-Plan;

18.1.2	determining procedures for Eligible Employees to enrol in or withdraw from a Sub-Plan, setting or changing payroll deduction percentages, and obtaining necessary tax withholdings; and

18.1.3	allocating the available Shares under the Plan to the Sub-Plans for particular offerings.

18.2	Overseas laws

If in the opinion of the Committee local laws or regulations cause participation in the Plan to become unduly onerous for the Company, a Participating Company or a Participant, the relevant Option will not be exercised and all Contributions accumulated during the Offering (reduced to the extent, if any, such deductions have been used to acquire Shares) will be distributed to the Participant with any interest. No right to compensation for loss of benefit will arise as a result of such an event.

19	Governing Law

English law governs the Plan and all Options and their construction. The English courts have non-exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Option.

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